Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of
China Redstone Group, Inc.
     We hereby consent to the incorporation into China Redstone Group, Inc.’s registration statement on Form S-1, of our reports dated February 11, 2010 relating to the consolidated balance sheets of Gold Industry, Ltd, (“Gold”), as of March 31, 2009 and 2008 and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for the fiscal years ended March 31, 2009 and 2008.
     We also consent to the reference to us under the headings “Experts” in such Registration Statement and related prospectus.
/S/ PMB HELIN DONOVAN, LLP
PMB Helin Donovan, LLP
Spokane, WA
April 9, 2010